UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Meru Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fellow Stockholders,

With the completion of our fiscal year 2010, our first fiscal close as a public company, I am very pleased to report that we had an outstanding year, and we continued to execute against our long term strategic business objectives and priorities. Throughout fiscal year 2010, we delivered record revenues, increased our gross margins, added more new customers and products, and expanded into new geographies. We delivered on our plan, establishing a solid platform upon which we can further capture market opportunities and growth.

The worldwide market for enterprise-class wireless LAN 802.11n solutions that can seamlessly support data, video, and voice over IP is being driven by the growth of new Wi-Fi-enabled mobile devices in the enterprise such as the iPad, tablets and smartphones. We believe the proliferation of these devices in the enterprise is at its infancy, and that microcell Wi-Fi meltdowns caused by the growing density of usage of mobile devices in the enterprise will become increasingly common occurrences every day across the enterprise. We believe Meru is the best positioned to solve the problem and has the strategy and products in place to capitalize on this fundamental shift.

Our virtualized wireless LAN solution cost-effectively optimizes the enterprise network to deliver the performance, reliability, predictability and operational simplicity of a wired network, with the advantages of mobility. We enable enterprises to migrate their business-critical applications from wired networks to wireless networks, and become what we refer to as All-Wireless Enterprises.

Key highlights of fiscal year 2010 include the following: the Company’s total revenue for 2010 was $85 million. Product and services revenue for 2010, excluding ratable revenue, was $73.7 million, up over 44% year-over-year. We added 1,400 new customers, growing our installed base to almost 4,400 customers, up approximately 50% from 2009. While we continue to add new customers from our traditional stronghold verticals of higher education, K through 12, and health care, we also added more Fortune 5000 enterprise customers from the retail, manufacturing, hospitality, entertainment, and logistics verticals.

Our customer base also expanded geographically in 2010 and today Meru’s virtualized wireless LAN solutions are deployed in production in 55 countries around the world, up from 36 countries at the end of 2009. In late 2010, we established a presence for Meru in China for the first time. We also signed a distribution agreement with one of China’s largest and most established IT products distribution organization, Digital China, which quickly delivered new customers in the fourth quarter.

We have continued to build on our track record of innovation and leadership toward meeting the growing needs of our customers. We introduced an innovative suite of applications and appliances called the Service Assurance Suite. This suite includes Meru’s Service Assurance Manager, EzRF Network Manager, Spectrum Analyzer and Manager, and PCI and Web Security appliances. We believe this particular expansion in our product portfolio enables us to further extend our competitive advantage and offer a broader value proposition to our existing customers and to the overall market. These products and services are all designed to optimize the wireless LAN application performance and accelerate the migration to an All-Wireless Enterprise.

Toward the end of 2010, we started shipping a new line of entry level enterprise access points — the AP1000i, our first 802.11n entry level solution for the extended enterprise. We believe the AP1000i delivers superior functionality and higher performance than any other entry level access point available in the market today, and that this new product line effectively more than doubles Meru’s target addressable market.

In 2010, our focus was to deliver revenue growth while carefully managing to our profitability priorities. As we look into 2011, we intend to apply the same focus on execution that allowed us to deliver record performance in

2010 to revenue growth this year. In order to take advantage of the market opportunities in front of us and to take market share, we intend to increase our investments in sales, marketing, and engineering. We believe we will see results from these investments most notably in the second half of 2011 and for 2012.

We believe the investments Meru is making will help us capitalize on market opportunities that are resulting from the growing proliferation of Wi-Fi-enabled devices and the inherent challenges of microcell wireless networks. We continue to see organizations migrating to wireless for their primary networks and turning to Meru’s differentiated solution to support the connectivity, mobility, and density required to manage the influx of wireless devices and wireless applications and avoid microcell Wi-Fi meltdowns.

I am pleased with our progress to date and we will continue to execute against our strategic business objectives. We will effectively manage the business in the short-term and we have the financial flexibility to think and act for the long-term. I believe we have the right strategy to capitalize on the fundamental shift occurring in the markets we are addressing.

Finally, I want to thank our current and prospective customers who are embracing our products, vision and strategy. Thank you for your continued investment in Meru Networks and I look forward to a successful 2011.

Sincerely,

Ihab Abu-Hakima

President and Chief Executive Officer

May 2011

MERU NETWORKS, INC.

894 ROSS DRIVE

SUNNYVALE, CALIFORNIA 94089

May 2, 2011

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Meru Networks, Inc., to be held at 894 Ross Drive, Sunnyvale, California, on June 8, 2011 at 10:00 a.m. Pacific Time.

At the annual meeting, you will be asked to vote upon six proposals:

1.	the election of our directors to serve until the next annual meeting or until their successors are duly elected and qualified;

2.	a non-binding advisory resolution on our executive compensation;

3.	a non-binding advisory resolution on the frequency of executive compensation advisory votes;

4.	the ratification of our independent registered public accounting firm for our fiscal year ending December 31, 2011;

5.	approval of an amendment to the 2010 Stock Incentive Plan; and

6.	approval of the Internal Revenue Code Section 162(m) limits of our 2010 Stock Incentive Plan.

Accompanying this letter is the formal notice of annual meeting, proxy statement and proxy card relating to the annual meeting, as well as our annual report for the fiscal year ended December 31, 2010. The proxy statement contains important information concerning the matters to be voted upon at the annual meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on the record date, which is April 15, 2011, are entitled to vote at the annual meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the annual meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the annual meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Ihab Abu-Hakima President and Chief Executive Officer

MERU NETWORKS, INC.

894 Ross Drive

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2011

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Meru Networks, Inc., a Delaware corporation, will be held at the 894 Ross Drive, Sunnyvale, California, on June 8, 2011 at 10:00 a.m. Pacific Time. At the annual meeting, our stockholders will be asked to consider and vote upon:

1. The election of eight directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2012 and until his successor is elected and qualified, or until his death, resignation or removal.

2. A non-binding advisory resolution on our executive compensation.

3. A non-binding advisory resolution on the frequency of executive compensation advisory votes.

4. Ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

5. Approval of an amendment to our 2010 Stock Incentive Plan to add an additional 700,000 shares to the number of shares of common stock authorized for issuance under our 2010 Stock Incentive Plan.

6. Approval of the Internal Revenue Code Section 162(m) limits of our 2010 Stock Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m).

7. Transaction of such other business as may properly come before the annual meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 15, 2011 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Brett White Chief Financial Officer and Secretary

Sunnyvale, California

May 2, 2011

IMPORTANT NOTICE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE THE MEETING. YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING OR BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A DATE LATER THAN THE DATE OF THE PROXY BEING REVOKED.

Meru Networks, Inc.,

894 Ross Drive

Sunnyvale, California 94089

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Meru Networks, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at 894 Ross Drive, Sunnyvale, California, on June 8, 2011 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof. At the annual meeting, holders of our common stock will be asked to vote upon: (i) the election of eight directors to serve until the annual meeting of stockholders to be held in 2012 or until their successors are duly elected and qualified; (ii) a non-binding advisory resolution on our executive compensation; (iii) a non-binding advisory resolution on the frequency of executive compensation advisory votes; (iv) the ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2011; (v) approval of an amendment to the 2010 Stock Incentive Plan (the “2010 Plan”) to add an additional 700,000 shares to the number of shares of common stock authorized for issuance under the 2010 Plan; (vi) approval of the Internal Revenue Code Section 162(m) limits of our 2010 Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m); and (vii) any other business that properly comes before the annual meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 2, 2011. The address of our principal executive offices is 894 Ross Drive, Sunnyvale, California 94089.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is April 15, 2011, will be entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 17,321,424 shares of our common stock outstanding and entitled to vote, held of record by 134 stockholders.

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 894 Ross Drive, Sunnyvale, California 94089.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, FOR the approval of the non-binding advisory resolution on our executive compensation, FOR a three-year frequency on the non-binding advisory resolution on the frequency of executive compensation advisory votes, FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2011, FOR the approval of an amendment to our 2010 Plan to add an additional 700,000 shares to the number of shares of common stock authorized for issuance under our 2010 Plan, and FOR the approval of the Internal Revenue Code 162(m) limits in the

2010 Plan. Our board of directors (the “board” or our “board”) does not know of, and does not intend to bring, any business before the annual meeting other than that referred to in this proxy statement and specified in the notice of annual meeting. As to any other business that may properly come before the annual meeting, including any motion made for adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by the board of directors) to vote all shares covered by the proxy card in their discretion.

Any stockholder who has given a proxy that does not state it is irrevocable may revoke it at any time before it is exercised at the annual meeting by (i) filing a written notice of the death or incapacity of the maker or revocation with, or delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089, or (ii) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the annual meeting. Approval of the non-binding advisory resolution on our executive compensation, approval of our independent registered public accounting firm for the fiscal year ending December 31, 2011, approval of an amendment to the 2010 Plan to add an additional 700,000 shares to the number of shares of common stock authorized for issuance under the 2010 Plan, and approval of the Internal Revenue Code Section 162(m) limits of the 2010 Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m) each requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy, and entitled to vote on the matter. With respect to the non-binding advisory resolution on the frequency of executive compensation advisory votes, the alternative receiving the greatest number of votes shall be approved.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against the non-binding advisory resolution on our executive compensation, ratification of our independent registered public accounting firm, Burr Pilger Mayer, Inc. for the fiscal year ending December 31, 2011, the amendment to the 2010 Plan to add an additional 700,000 shares to the number of shares of common stock authorized for issuance under the 2010 Plan, and approval of the Internal Revenue Code Section 162(m) limits of the 2010 Plan.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors, the non-binding advisory vote on executive compensation, the non-binding advisory vote on the frequency of executive compensation advisory votes, the amendment to the 2010 Plan to increase the number of shares authorized for issuance and approval of the Internal Revenue Code Section 162(m) limits of the 2010 Plan, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the annual meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such proposal.

If a quorum is present, the nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, broker non-votes will have no effect on the election of directors. The approval of the non-binding advisory resolution on our executive compensation, the ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2011, the amendment to the 2010 Stock Incentive Plan to increase the number of shares authorized for issuance, and the Internal Revenue Code Section 162(m) limits of our 2010 Plan require the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of these proposals. For the approval of the non-binding advisory vote on the frequency of executive compensation advisory votes, the required vote shall be a plurality of the votes cast and broker non-votes shall have no effect on the approval of this proposal.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/Meru to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 7, 2011. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 7, 2011. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the annual meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089.

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Our board of directors currently consists of eight directors. At each annual meeting of stockholders, successors to directors whose term expires at that annual meeting will be elected for a term to expire at the succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our directors, currently consisting of Ihab Abu-Hakima, Dr. Vaduvur Bharghavan, Harold Copperman, Thomas Erickson, Stanley Meresman, Nicholas Mitsakos, Barry Newman and William Quigley will expire at the annual meeting. At the annual meeting, holders of common stock will be asked to vote on the election of eight directors, whose current term will expire at our 2011 annual meeting.

The board of directors has nominated each of Ihab Abu-Hakima, Dr. Vaduvur Bharghavan, Harold Copperman, Thomas Erickson, Stanley Meresman, Nicholas Mitsakos, Barry Newman and William Quigley to serve as a director for a one-year term that is expected to expire at our annual meeting in 2012 and until his successor is elected and qualified, or until his earlier death, resignation or removal. You can find the principal occupation and other information about the board’s nominees, as well as other board members, below.

The election of directors will be determined by the eight nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF IHAB ABU-HAKIMA, DR. VADUVUR BHARGHAVAN, HAROLD COPPERMAN, THOMAS ERICKSON, STANLEY MERESMAN, NICHOLAS MITSAKOS, BARRY NEWMAN AND WILLIAM QUIGLEY DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the board of directors by class, their ages as of April 1, 2011 and current positions with Meru Networks, Inc. Biographical information for each nominee and/or director is provided below. Our restated certificate of incorporation and bylaws provide that the number of our authorized directors, which is currently eight members, shall be fixed from time to time by a resolution of the majority of our board of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Director Nominees

Name	Age	Position
Ihab Abu-Hakima	55	President, Chief Executive Officer and Director
Dr. Vaduvur Bharghavan	41	Chief Technology Officer and Director
Harold Copperman (1)(3)	63	Director
Thomas Erickson (2)	49	Director
Stanley Meresman (2)(3)	64	Director
Nicholas Mitsakos (3)	51	Director
Barry Newman (1)(2)	52	Director
William Quigley (1)	46	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Biographies

Nominees for Directors

Ihab Abu-Hakima has served as our President and Chief Executive Officer, and as a member of the board, since January 2005. Prior to joining us, Mr. Abu-Hakima served as Vice President of Sales and Corporate Development at Proxim Corporation, a broadband wireless systems provider, from 2002 to 2004, and Vice President of Marketing and Business Development at Western Multiplex Corporation, a broadband wireless systems provider, from 2000 to 2002. He worked at Liveknowledge.com, an internet-based knowledge exchange, from 1999 to 2000. Mr. Abu-Hakima worked at Silicon Graphics, Inc., a manufacturer of high-performance computing solutions from 1990 to 1996 and 1997 to 1999 where he rose to the position of Vice President and General Manager. He worked at Pictra, Inc., a digital photo sharing company, from 1996 to 1997. Mr. Abu-Hakima also previously worked at Hewlett-Packard Company, a technology company, and at the Bechtel Corporation, a construction and engineering company. Mr. Abu-Hakima holds a B.S. in Electrical Engineering, with honors, and an M.B.A. from McGill University in Montreal, Canada. Mr. Abu-Hakima’s experiences as the company’s Chief Executive Officer give him unique insights into the day-to-day operations of the company and his membership on the board allows him to share these insights with the board. He also brings to the board his strong background in senior management at companies in the wireless networking industry.

Dr. Vaduvur Bharghavan is one of our founders and has served as our Chief Technology Officer, and as a member of the board, since February 2002. Prior to co-founding Meru, Dr. Bharghavan founded Bytemobile Inc., a mobile internet solution provider, in 2000, where he served as Chairman and Chief Technology Officer from 2000 to 2002. From 1995 to 2000, he was on the faculty of the Electrical and Computer Engineering Department at the University of Illinois at Urbana-Champaign. Dr. Bharghavan holds a B.Tech in Computer Science from the Indian Institute of Technology at Madras and an M.S. and Ph.D. in Computer Science from the department of Electrical Engineering and Computer Science at the University of California, Berkeley. Dr. Bharghavan’s extensive expertise in the wireless networking industry, his insights into the direction of the company’s products, as well as his in-depth understanding of our company and business gained through his long tenure with us as a founder of the company and as a member of the board provides useful management perspective and strategic analysis to the board.

Harold Copperman has served as one of our directors since January 2010. Mr. Copperman has served as the President and Chief Executive Officer of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software, and services, since March 2002. From January 2000 to March 2002, Mr. Copperman was a consultant and a private investor. From 1993 to 1999, Mr. Copperman served as Senior Vice President and Group Executive at Digital Equipment Corp. Mr. Copperman also has held various executive positions at JWP, Inc., Commodore Business Machines, Inc. and Apple Computer, Inc. He also spent 20 years at IBM Corporation, where he held a variety of sales, marketing and executive positions. Mr. Copperman serves on the Board of Directors of ID Systems, Inc., a provider of RFID wireless solutions for tracking high-value assets. He also previously served as a director of Avocent Corporation, a publicly traded company that delivers IT operations management solutions, from 2002 until December 2009, at which time Avocent Corporation was acquired by Emerson Electric Co., a director of AXS-One Inc., a publicly traded company that provides high performance records compliance management solutions, from 2006 until June 2009, when AXS-One Inc. was acquired by Unify Corporation, and as a director of Epicor Software Corporation, a publicly held company that designs, develops, markets and supports enterprise application software solutions and services, from 2001 until 2008. Mr. Copperman received a B.S. in Mechanical Engineering from Rutgers University and served as a Captain in the U.S. Army. Mr. Copperman brings to our board vast experience and understanding of sales and management in large high technology organizations and his service on the boards of directors of several companies.

Thomas Erickson has served as one of our directors since 2004. Mr. Erickson has served as a co-founder and general partner of BlueStream Ventures, a venture capital firm, since 2000. From 1990 to 2000, Mr. Erickson worked as a network technology analyst for Dain Rauscher Wessels and its predecessor Wessels, Arnold & Henderson. Mr. Erickson holds a B.A. in Mathematics from St. Olaf College and an M.B.A. from the Kellogg School of Management at Northwestern University. He is a Chartered Financial Analyst. Mr. Erickson contributes his deep experience as an investment banker, his expertise with regard to analysts relations, and his understanding of our company and business due to his long tenure as a member of the board to our management team and the board.

Stanley Meresman has served as one of our directors since 2010. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January through December 2004, when he retired, and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor. Mr. Meresman is currently serving on the board of directors of Riverbed Technology, LinkedIn and HyTrust. From January 1995 to May 2007, Mr. Meresman served on the board of directors of Polycom. Mr. Meresman holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business. Mr. Meresman’s extensive financial and management expertise, including serving eight years as the chief financial officer of a publicly traded high technology company in Silicon Valley, and his service on the boards of directors of several companies, brings to the board the perspective of an experienced long-term investor in numerous technology companies as well as a strong financial management background. In addition, our board’s determination, in light of his experience as a principal financial officer and director overseeing or assessing the performance of public companies and auditors as described above, that Mr. Meresman is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our board and as the chairman of our audit committee.

Nicholas Mitsakos has served as one of our directors since 2002. Since 1989, Mr. Mitsakos has served as the Chairman and CEO of Arcadia Holdings, Inc., an investment firm focused on private equity and venture capital. He has also served as a senior advisor to Sardis Capital, a London-based merchant bank since 2003, and to Franklin Templeton China, in Shanghai, China, since 2001, and Templeton International, since 1996. He holds B.S. degrees in Computer Science and Microbiology from the University of Southern California and an M.B.A. from Harvard University. He taught at UCLA’s Anderson School of Business from 1992 to 1998, and is also on the board of UCLA’s Center for Cerebral Palsy at the UCLA Medical School. Mr. Mitsakos’ experience in the venture capital industry as well as his understanding of our company and business gained through his long tenure with us as a member of the board provide valuable insight to the board.

Barry A. Newman has served as one of our directors since June 2006. Mr. Newman is a Managing Director at NeoCarta Ventures, Inc., a venture capital firm, which he joined in July 2006. From January 2005 until June 2006, Mr. Newman worked as an independent consultant and member of the board of directors for various private companies. Mr. Newman served as a Vice Chairman of the Technology Group at Bear, Stearns and Co. Inc. from 2001 to 2004, the Head of Global Technology Corporate and Investment Banking for Banc of America Securities L.L.C. and its predecessor Nationsbanc Montgomery Securities LLC from 1999 to 2001 and as the head of Global Technology Corporate finance at Salomon Brothers and Salomon Smith Barney from 1996 to 1999. Mr. Newman holds a B.S. degree in both Chemical Engineering and Life Sciences from the Massachusetts Institute of Technology, an M.B.A. and a J.D. from Stanford University and an L.L.M. (Taxation) from NYU. Mr. Newman’s vast experience as a venture capitalist as well as an investment banker, his expertise with regard to potential financing and other strategic transactions, and his understanding of our company and business due to his long tenure with us as a member of the board provides the board with significant experience in financial and transactional matters.

William Quigley has served as one of our directors since 2002. Mr. Quigley is a Managing Director at Clearstone Venture Partners, a venture capital firm. He joined Clearstone shortly after its formation in 1999, from Mid-Atlantic Venture Funds, where he served as an investor and Kauffman Fellow. Mr. Quigley holds a B.S. in Accounting, with honors, from the University of Southern California and he received his M.B.A., with distinction, from Harvard Business School. Mr. Quigley brings to the board extensive financial experience as well as his experience in the venture capital industry and his understanding of our company and business due to his long tenure with us as a member of the board.

Board Meetings, Committees and Corporate Governance

Our board of directors had thirteen meetings during 2010 and, in connection with each of those meetings, held executive sessions of independent directors. Our board of directors also acted by unanimous written consent on two occasions. During 2010, each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the board of directors and (ii) the meetings of the committees on which he served (during the periods that he served). Our board of directors has determined that all of our board members, including Mr. Kissner for the period of 2010 during which he served on our board, other than Mr. Abu-Hakima and Dr. Bharghavan are independent, as determined under the rules of The NASDAQ Stock Market and the applicable Securities and Exchange Commission, or the SEC, rules. Our board of directors designated William Quigley as our chairman in May 2010. In reaching its conclusion regarding the independence of the directors, the board considered Mr. Meresman’s prior role as a consultant to the board and the resulting compensation. Our board of directors has established three committees of the board that are currently in place: the audit committee, compensation committee and the nominating and corporate governance committee.

Board Leadership

Our board’s leadership structure is comprised of our CEO, our founder and CTO, several independent directors, and our Chairman who is an independent director. In May 2010, the board of directors designated Mr. William Quigley as the Chairman of the board. The Chairman of the board presides at executive sessions of non-management or independent directors. The Chairman of the board also calls meetings of the independent or non-management directors as may be necessary from time to time. In addition, he discusses any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer, including the scheduling of, and requested agenda items for, future meetings of the our board of directors. He may also perform other duties as may be, from time to time, set forth in our bylaws or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chief Executive Officer.

Our board structure allows us to leverage the experience of our CEO and the independent perspective of our Chairman of the board. We believe that this structure, amplified by our strong committee system, meets the current corporate governance needs and oversight responsibilities of the board.

Role of the Board in Risk Oversight

The board of directors is actively involved the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our board is responsible for monitoring and assessing strategic risk exposure, with assistance from time to time by our new technology strategy committee, and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risks facing our company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows our Chairman of the board, who is independent, and the independent directors on our committees to exercise oversight over management.

Audit Committee

Our audit committee is comprised of Mr. Stanley Meresman, who is the chair of the committee, and Messrs. Barry Newman and Thomas Erickson. Mr. Quigley was chair of the committee during 2010 until the end of March 2011. Mr. Quigley departed the committee to ensure independence under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, Rule 301 of the Sarbanes-Oxley Act and Rule 5605 of the NASDAQ Listing Rules. The composition of our audit committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our audit committee includes a financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors has adopted, a charter for our audit committee. Our audit committee, among other things:

•	selects a firm to serve as the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

•	helps to ensure the independence of the auditors;

•

discusses the scope and results of the audit with the independent auditors, and reviews, with management and that firm, our interim and year-end operating results including our disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports filed with the SEC;

•	establishes procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	discusses with management our major financial risk exposures and the steps management has taken to monitor such exposures including our policies with respect to risk assessment and risk management;

•

reviews and discusses with management and the independent auditors the adequacy and effectiveness of our internal control over financial reporting and the effectiveness of our disclosure controls and procedures;

•	reviews and considers “related person transactions” under, and takes other actions contemplated by, our related person transactions policy; and

•	reviews any proposed waiver of our code of conduct and makes a recommendation to the board of directors with respect to the disposition of any proposed waiver.

The audit committee met eight times during 2010, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

Compensation Committee

Our compensation committee is comprised of Mr. Harold Copperman, who is the chair of the committee, and Messrs. Nicholas Mitsakos and Stanley Meresman. Mr. Charles Kissner resigned from the compensation committee and from our board of directors on September 7, 2010, and was replaced on the compensation committee by Mr. Meresman. The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee recommended, and our board of directors has adopted, a charter for our compensation committee. Our compensation committee, among other things:

•	reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation of our employees.

The compensation committee met eight times during 2010. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. In December 2009, our compensation committee retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the completion of 2009 and the review of compensation for 2010, and to assess the risks associated with such practices, policies and programs. The risk-mitigating factors considered by the compensation committee, in addition to those described in “—Role of Board in Risk Oversight,” include:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•

the design of our executive bonus plans to ensure our named executive officers remain focused on financial performance metrics that drive long-term stockholder value, such as revenue and non-GAAP operating income. At the same time, our use of equity balances against short-term decision making;

•

equity grants typically vest over a four-year vesting period to encourage our named executive officers to maintain a long-term perspective. Any performance based options granted in 2010 were based on a three-year performance period to avoid short term risk taking;

•	caps on bonus awards to limit windfalls; and

•	the named executive officers must obtain permission from our General Counsel before the sale of any shares of our common stock, even during an open trading period.

The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2010, and additional discussion regarding the role of Compensia in executive compensation, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Barry Newman, who is the chair of the committee, and Messrs. Harold Copperman and William Quigley. Mr. Charles Kissner resigned from our nominating and corporate governance committee and from our board of directors on September 7, 2010, and was replaced on the nominating and corporate committee by Mr. Newman. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NASDAQ Stock

Market and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our board of directors has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, recruits and recommends nominees for our board of directors and committees of our board of directors;

•	establishes procedures for the submission and consideration of candidates for nomination to our board of directors recommended by stockholders;

•	oversees the self-evaluation process of our board of directors and each of its committees;

•	oversees matters of corporate governance, including the development and monitoring of a process to assess the effectiveness of our board of directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	develops and recommends to our board of directors a code of business conduct and a code of ethics;

•	evaluates our risk management process and system in light of the nature of the material risks we face and the adequacy of our policies and procedures designed to address risk; and

•	develops and recommends to our board of directors corporate governance guidelines and reviews and recommends to our board of directors any changes deemed appropriate.

The nominating and corporate governance committee met three times during 2010. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the board and our company at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the board and our company, the committee considers diverse backgrounds so that the board composition reflects a broad spectrum of experience and expertise. Final approval of nominees to be presented for election is determined by the full board.

The nominating and corporate governance committee recommended to the board that Messrs. Quigley, Newman, Erickson, Mitsakos, Copperman, Meresman, and Abu-Hakima and Dr. Bharghavan be nominated to serve as directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of and Ethics for Directors and Senior Executive Officers. These codes are available in the “Investor Relations” section of our website at http://www.merunetworks.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Compensation Committee Interlocks and Insider Participation

During 2010, our compensation committee consisted of Messrs. Copperman, Kissner, Mitsakos and Meresman. On September 7, 2010, Mr. Kissner resigned from the board of directors and the compensation committee. No member of the compensation committee has at any time in the last fiscal year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2010. During 2010, prior to joining our board of directors, Mr. Meresman served as a consultant to the audit committee and board of directors. During his capacity as a consultant, Mr. Meresman received stock options from the company. When Mr. Meresman joined the board of directors, the consultancy relationship was terminated, as were the unvested options he received in his capacity as a consultant. The value of the vested portion of the options he received as a consultant equaled approximately $30,000. The board of directors has considered Mr. Meresman’s consultant relationship with the board in making its determination that Mr. Meresman meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations.

Director Compensation

The compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommend changes to the board when appropriate. The board has adopted the following policies with respect to the compensation of non-employee directors:

Cash Compensation

In 2010, each non-employee member of the board of directors declined cash compensation. We do not pay fees to directors for attendance at meetings of our board of directors and its committees, but we reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings. Each non-employee director who continues to serve on our board of directors will receive an annual cash retainer in the amount of $35,000.

Equity Compensation

In 2010, each person who was not an employee who became a member of our board of directors was granted an initial option to purchase shares of our common stock, as well as restricted stock awards, upon election to our board of directors. Each non-employee director who continues to serve on our board of directors will automatically be granted restricted stock units of our common stock, or RSUs, in an amount intended to convey $90,000 of value to each non-employee director on an annual basis. The RSUs will have a grant price equal to the fair market value of our common stock on the date of grant, will have a ten-year term and will terminate 90 days following the date the director ceases to serve on our board of directors for any reason other than death or disability, or 12 months following that date if the termination is due to death or disability. Each RSU grant vests at a rate of 25% for every 3 months of continued service; provided that in the event that during the fourth three-month period of vesting, we hold our next annual stockholder meeting and the director does not stand for re-election at such meeting (or is otherwise not reelected), such that the end of the director’s regular term in office occurs prior to full vesting of the RSUs, such annual-grant RSUs shall nonetheless be deemed fully vested by virtue of service until such next annual meeting.

Upon the election of new non-employee directors to our board, each such new non-employee director is automatically granted a stock option, in an amount intended to convey $125,000 of value to each non-employee director vesting monthly over four years.

Directors will have the option to receive, in lieu of all or a portion of the cash to be paid, an RSU grant with an intrinsic value equal to the value of the cash to be received. The RSU grant will be for the full annual amount, and will vest at the rate of 25% for every 3 months of continued service in the role for which the cash amount corresponding to such portion of the RSUs would be paid.

2010 Compensation

The following table provides information for our fiscal year ended December 31, 2010 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director in 2010. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. All compensation that we paid to Mr. Abu-Hakima and Dr. Bharghavan, our only employee directors, is set forth in the tables summarizing executive officer compensation below. No compensation was paid to Mr. Abu-Hakima or Dr. Bharghavan in their capacity as directors.

Name	Fees Earned or Paid in Cash	Restricted Stock Awards (1)	Stock Options (2)	Total
Harry Copperman (3)	—	$73,130	$271,580	$344,710
Thomas Erickson	—	65,625	103,894	169,519
Charles Kissner (4)	—	70,634	271,580	342,214
Stanley Meresman (5)	—	113,959	257,948	371,907
Nicholas Mitsakos (6)	—	65,625	196,928	262,553
Barry Newman	—	65,625	103,894	169,519
William Quigley (7)	—	75,626	103,894	179,520

(1)

In April 2010, in connection with our annual stockholders meeting and consistent with the equity compensation policy adopted by the board, we granted each non-employee director Messrs. Copperman, Erickson, Kissner, Mitsakos, Newman, and Quigley 3,500 shares of restricted stock, or RSAs. The fair value of each such RSA was $18.75 per share. Each of these RSAs: (i) vests in full on the 12 month anniversary; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. As of December 31, 2010, each director held outstanding RSAs that had not yet vested as to the following number of shares: Harold Copperman: 3,712; Thomas Erickson: 3,500; Stanley Meresman: 8,300; Nicholas Mitsakos: 3,500; Barry Newman: 3,500; and William Quigley: 3,783.

(2)

In April 2010, in connection with our annual stockholders meeting and consistent with the equity compensation policy adopted by the board, we granted each non-employee director options to purchase 10,000 shares of our common stock at an exercise price of $18.75 per share. Each of these options: (i) vests as to 1/12th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, (formerly SFAS 123R), or ASC 718, for awards granted during 2010. See Note 12 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for 2010 for a discussion of all assumptions made in determining the grant date fair values. As of December 31, 2010, each director held outstanding options to purchase the following number of shares: Harold Copperman: 38,653; Thomas Erickson: 10,000; Stanley Meresman: 35,072; Nicholas Mitsakos: 34,193; Barry Newman: 10,000; and William Quigley: 10,000.

(3)

In addition, we awarded Mr. Copperman 424 shares of restricted stock in April 2010 and options to purchase 28,653 shares our common stock at an exercise price of $9.10 per share in January 2010. The fair values of each such RSA and option were $17.70 and $5.85 per share, respectively. The restricted stock award: (i) vests quarterly and in full on the 12 month anniversary; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. Each of these options: (i) vests as to 1/48th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction.

(4)

In addition, we awarded Mr. Kissner 283 shares of restricted stock in April 2010 and options to purchase 28,653 shares our common stock at an exercise price of $9.10 per share in January 2010. The fair values of each such RSA and option were $17.70 and $5.85 per share respectively. The restricted stock award: (i) vested quarterly and in full on the 12 month anniversary; and (ii) contained change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. Each of these options: (i) vested as to 1/48th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contained change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. Mr. Charles Kissner resigned from our from our board of directors on September 7, 2010 and all of his shares of restricted stock and options to purchase shares of our common stock ceased vesting at that time.

(5)

Prior to be elected as our board director, Mr. Meresman was awarded options to purchase 28,653 shares of our common stock at an exercise price of $9.10 per share in February 2010 in exchange for his service as a consultant. He exercised the vested 3,581 shares of his options on September 15, 2010. The market close price of a share of our common stock on September 15, 2010 was $17.58. The total grant date fair value of these options was $38,000 which was not included in the board of directors’ compensation table. The remaining unvested shares of this grant in the amount of 25,072 shares were cancelled in September 2010. Upon his election to our board of directors, we awarded Mr. Meresman 8,300 shares of restricted stock and options to purchase 35,072 shares of our common stock at an exercise price of $13.73 per share in September 2010 consistent with the equity compensation policy adopted by the board. The fair values of each such RSA and option were $13.73 and $7.35 per share. Of these RSAs: (i) 3,500 shares vested in full on April 6, 2011 and 25% of the remaining 4,800 shares vested on April 6, 2011, and the remaining RSAs will vest annually thereafter, such that 100% of the RSAs will become fully vested on April 6, 2014; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. Of these options: (i) 25,072 shares vest as to 1/40th and 10,000 shares vest as to 1/7th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction.

(6)

We awarded Mr. Mitsakos options to purchase 12,860 shares our common stock at an exercise price of $9.10 per share in February 2010. The fair value of each such option was $7.23 per share. Each of these options: (i) vests as to 1/48th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction.

(7)

We awarded Mr. Quigley 565 shares of restricted stock in April 2010. The fair value of each such RSA was $17.70. This restricted stock: (i) vests quarterly and in full on the 12 month anniversary; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item No. 2 on the Proxy Card)

In accordance with recent legislation and related SEC regulations, we are providing stockholders with a non-binding advisory vote on compensation programs for our named executive officers, also known as “say on pay.”

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy, and the Executive Compensation section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at approximately median levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 31) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2010 compensation of our executive officers.

As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that Meru Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in Meru Networks, Inc.’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

(Item No. 3 on the Proxy Card)

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, in accordance with recent legislation and related SEC regulations, we are proposing a non-binding advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years, also known as “say-on-pay” frequency.

The board believes that a frequency of three years for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say-on-pay” vote.

Because of its emphasis on equity compensation, our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant equity awards with multi-year vesting periods to encourage our named executive officers to focus on long-term performance, and we accordingly recommend a triennial vote to allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance. In addition, a triennial vote will provide stockholders additional time to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective.

A triennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and to implement changes. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

Although this advisory vote on the frequency of the “say-on-pay” vote is nonbinding, the board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF THREE YEARS FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

BURR PILGER MAYER, INC., FOR FISCAL YEAR ENDING DECEMBER 31, 2011

(Item No. 4 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Burr Pilger Mayer, Inc., or BPM, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and until their successors are appointed. Representatives of BPM are expected to be at the annual meeting. Representatives of BPM will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of our company and stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of BPM as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by BPM during 2010 and 2009. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with BPM maintaining its independence.

	Fiscal Years
	2010	2009
Audit fees (1)	$641,290	$433,550
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

	$641,290	$433,550

(1)

Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings or engagements. The fees also include $290,000 and $132,000 related to services in connection with our initial public offering incurred during the years ended December 31, 2010 and 2009, respectively, including comfort letters, consents and review of documents filed with the SEC.

Pre-Approval Policies and Procedures

The audit committee pre-approval policies and procedures require prior approval of each engagement of BPM to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act and the professional services listed below were approved in accordance with these policies.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF BURR PILGER MAYER, INC. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

APPROVAL OF AN AMENDMENT TO THE 2010 STOCK INCENTIVE PLAN

(Item No. 5 on the Proxy Card)

Our board of directors is requesting stockholder approval of an amendment to the 2010 Stock Incentive Plan (“2010 Plan”) to add an additional 700,000 shares to the number of shares of common stock authorized for issuance under the 2010 Plan.

In April 2011, our board of directors approved an amendment to the 2010 Plan, subject to stockholder approval, to reflect this increase to the 2010 Plan’s share reserve. Our board of directors increased the share reserve to ensure that we have a sufficient number of shares to continue to utilize a broad array of equity incentives in order to retain the services of our and our affiliates’ employees, consultants and directors, to provide incentives for such persons to exert maximum efforts toward our success, and to attract and retain the new talent to our company that we will require to execute our strategy and grow our business.

A complete copy of the 2010 Plan, reflecting the foregoing amendment, is included as Annex A to this proxy statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE 2010 STOCK INCENTIVE PLAN.

The terms and provisions of the 2010 Plan are summarized below. This summary, however, does not purport to be a complete description of the 2010 Plan. The 2010 Plan, amended to reflect the increase in number of shares reserved, has been filed with the SEC as an attachment to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the 2010 Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, CA 94089.

The following is a summary of the material features of the 2010 Plan.

Summary of our 2010 Stock Incentive Plan

General. The 2010 Plan was adopted by our board of directors and stockholders and became effective in March 2010 in connection with our initial public offering.

Administration. The 2010 Plan is administered by our compensation committee. The 2010 Plan provides for the grant of options to purchase shares of common stock, restricted stock, stock appreciation rights and stock units to employees, non-employee directors, advisors and consultants. Incentive stock options may be granted only to employees. Nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants. As of the record date, there were approximately 308 employees, non-employee directors, advisors and consultants who are eligible to participate in the 2010 Plan.

The board of directors is able to amend or modify the 2010 Plan at any time, with stockholder approval, if required.

Authorized Shares. The number of shares of common stock authorized for issuance under the 2010 Plan is 1,846,154 shares plus 86,177 shares that were reserved and but unissued or subject to outstanding grants under our 2002 Stock Incentive Plan on the effective date of our 2010 Plan. The number of shares reserved for issuance under the 2010 Plan will be increased on the first day of each of our fiscal years by the lesser of 4% of our outstanding common stock on the last day of the immediately preceding fiscal year or the number of shares determined by the board of directors.

As of the April 15, 2011, there were a total of 62,489 shares subject to outstanding options under the 2010 Plan at a weighted-average exercise price of $16.78, and a total of 341,950 shares subject to outstanding restricted stock awards and restricted stock units, or RSUs, under the 2010 Plan.

The per share market value per share of the common stock authorized for issuance under the 2010 Plan was $16.60, as of April 15, 2011. We do not receive consideration in connection with the grant or extension of awards under the 2010 Plan other than the payment of exercise prices or purchase prices upon the exercise or purchase of such awards.

In addition, up to 2,000,000 shares subject to outstanding options under our 2002 Stock Incentive Plan on the effective date of the 2010 Plan that are subsequently forfeited or terminated for any reason before being exercised will instead be available for issuance under the 2010 Plan.

Types of Awards.

•

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under our 2010 Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% or greater of the voting shares of our company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. We expect that 1/4th of the total number of shares subject to the options will vest and become exercisable 12 months after the vesting commencement date for options granted, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the options each month thereafter. Each stock option agreement sets forth the term of the options, which is prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with the company. Payment of the exercise price may be made in cash or cash equivalents or, if provided for in the stock option agreement evidencing the award, (i) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (ii) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (iii) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (iv) by delivering a full-recourse promissory note or (v) by any other form that is consistent with applicable laws, regulations and rules.

•

Restricted Stock. Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of the 2010 Plan, the compensation committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as the compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes or future services or services rendered prior to the award (without a cash payment by the recipient).

•

Stock Units. Stock units give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a stock unit agreement. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. The compensation committee may elect to settle vested stock units in cash or in common stock or in a combination of cash and common stock. Subject to the terms of the 2010 Plan, the compensation committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.

•

Stock Appreciation Rights. Stock appreciation rights may be granted independently or in combination with an award of stock options. Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the award. The exercise price of a stock appreciation right will be determined by the compensation committee, which shall not be less than the fair market value of our common stock on the date of grant. The compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

Other Plan Features. Under the 2010 Plan:

•

Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution.

•

In the event of a recapitalization, stock split or similar capital transaction, we will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2010 Plan, including the share number in the formula for automatic annual increases, the limitation regarding the total number of shares underlying awards given to an individual participant in any calendar year and the number of nonstatutory stock options automatically granted to outside directors and other adjustments in order to preserve the benefits of outstanding awards under the 2010 Plan.

•

Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the intrinsic value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

•

If we are involved in an asset acquisition, stock acquisition, merger or similar transaction with another entity, the compensation committee may make awards under the 2010 Plan by the assumption, substitution or replacement of awards granted by another entity. The terms of such assumed, substituted or replaced awards will be determined by the compensation committee, in its discretion.

•

The 2010 Plan has an unlimited term unless terminated by the board of directors. The board of directors may amend or terminate the 2010 Plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

Automatic Grants to Non-Employee Directors.

Each non-employee director who continues to serve on our board of directors will automatically be granted RSUs in an amount intended to convey $90,000 of value to each non-employee director, on an annual basis. The RSUs will have a grant price equal to the fair market value of our common stock on the date of grant, will have a ten-year term and will terminate 90 days following the date the director ceases to serve on our board of directors for any reason other than death or disability, or 12 months following that date if the termination is due to death or disability. Each RSU grant vests at a rate of 25% for every 3 months of continued service; provided that in the event that during the fourth three-month period of vesting, we hold our next annual stockholder meeting and the director does not stand for re-election at such meeting (or is otherwise not reelected), such that the end of the director’s regular term in office occurs prior to full vesting of the RSUs, such annual-grant RSUs shall nonetheless be deemed fully vested by virtue of service until such next annual meeting.

Upon the election of new non-employee directors to our board, each such new non-employee director is automatically granted a stock option, in an amount intended to convey $125,000 of value to each non-employee director vesting monthly over four years.

Directors will have the option to receive, in lieu of all or a portion of the cash to be paid, an RSU grant with an intrinsic value equal to the value of the cash to be received. The RSU grant will be for the full annual amount, and will vest at the rate of 25% for every 3 months of continued service in the role for which the cash amount corresponding to such portion of the RSUs would be paid. All RSUs will be granted on the day of the annual stockholder meeting (after close of market).

New Plan Benefits

27,964 RSUs were granted automatically in fiscal 2011 to our six non-employee directors, which is equal to the product of (a) $90,000 divided by the fair market value on the date of grant and (b) the number of our non-employee directors on April 21, 2011.

Future awards under the 2010 Plan to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the automatic grants described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Amendments

Our board may amend or terminate the 2010 Plan at any time and from time to time without stockholder approval; provided, that, rights and obligations under any award granted before amendment of the 2010 Plan shall not be materially impaired by such amendment, except with consent of the participant. An amendment of the 2010 Plan shall be subject to the approval of our stockholders only to the extent required by applicable laws, regulations or rules.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to our company and participants in the 2010 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2010 Plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the 2010 Plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and we will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” we will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. We receive a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or our common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and we generally will be entitled to a corresponding tax deduction.

Section 162(m) Limit

If the stockholders approve Proposal No. 6, the 2010 Plan will allow us to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, we may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

APPROVAL OF THE SECTION 162(M) LIMITS OF THE 2010 STOCK INCENTIVE PLAN

(Item No. 6 on the Proxy Card)

General

Our 2010 Plan was adopted by our board of directors and stockholders and became effective in March 2010 in connection with our initial public offering. The 2010 Plan provides for: (i) the granting to our employees (including officers and employee directors), or employees of a parent or subsidiary of ours, of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or IRC; and (ii) the granting to employees, officers, employee and non-employee directors, consultants and advisors of nonqualified stock options, or NQSOs, shares of restricted stock, restricted stock units and stock appreciation rights.

We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to recruit, retain and motivate highly skilled management, sales, marketing and engineering personnel. Competition for these people in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the 2010 Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Proposal

In March 2011, our board of directors directed us to submit the material terms of the 2010 Plan to our stockholders for approval of the share grant limitations for purposes of Section 162(m) of the IRC, including the existing performance provisions and addition to the 2010 Plan of a limit on the number of shares that any participant in the 2010 Plan may receive in any calendar year under the 2010 Plan. The material terms of the 2010 Plan are described above under “Summary of our 2010 Stock Incentive Plan.” Subject to stockholder approval, which we are seeking now, our board of directors has approved the addition of the following new subsection (e) at the end of Section 4 (Eligibility) of the 2010 Plan:

“(e) Qualifying Annual Award Section 162(m) Limitation. No Participant will be eligible to receive more than 250,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or any Parent or Subsidiary (including new Employees who are also officers or directors of the Company or any Parent or Subsidiary) are eligible to receive up to a maximum of 500,000 Shares in the calendar year in which they commence employment.”

A complete copy of the 2010 Plan, reflecting the foregoing amendment, is included as Annex A to this proxy statement.

We are asking our stockholders to approve the material terms of the 2010 Plan, amended as set forth above, to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). We are asking the stockholders for this approval so that we may deduct for federal income tax purposes gains attributable to the exercise of options and the vesting of stock which when added to the compensation payable by us to certain executive officers in any single year exceeds $1.0 million. Compensation includes cash compensation, ordinary income arising from the exercise of NQSOs, restricted stock awards, restricted stock units and stock appreciation rights, and ordinary income arising from disqualifying dispositions of ISOs.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. Options, restricted stock units and stock appreciation rights granted under the 2010 Plan permit our

Compensation Committee to design such awards to qualify as “performance-based” compensation within the meaning of Section 162(m). For these equity awards to continue to qualify as “performance-based” compensation under Section 162(m), our stockholders must approve the material terms of the 2010 Plan at the annual meeting. Gains from restricted stock awards generally will not be deductible.

We believe that we must retain the flexibility to respond to changes in the market for top executive officers and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to executive officers, our board of directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will not make any further grants under the 2010 Plan to our Chief Executive Officer and our other named executive officers who are “covered employees” as defined in Section 162(m), or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE SECTION 162(M) LIMITS OF OUR 2010 STOCK INCENTIVE PLAN.

EXECUTIVE OFFICERS

Our executive officers, their positions and their respective ages, as of April 18, 2011, are:

Name	Age	Position(s)
Executive Officers
Ihab Abu-Hakima	55	President, Chief Executive Officer and Director
Dr. Vaduvur Bharghavan	41	Founder, Chief Technical Officer and Director
Brett White	48	Chief Financial Officer
Kamaljit Anand	46	Senior Vice President of Corporate Development and Strategy
Richard Mosher	42	Vice President and General Counsel
Larry Vaughan	55	Senior Vice President of Worldwide Sales, Services & Support

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts. See “Executive Compensation—Potential Payments Upon Termination or Change of Control.” Biographical information for Mr. Abu-Hakima and Dr. Bharghavan is provided above. See “Election of Directors—Biographies.”

Executive Officers

Brett White has served as our Chief Financial Officer since December 2007. Prior to joining us, Mr. White served as Chief Financial Officer at Fortinet, Inc., a network security appliances provider, from 2005 to 2007, at Corio, Inc., a software application service provider, from 2002 to 2005, and at KANA Software, Inc., a software company, from 2001 to 2002. Mr. White also worked at Oracle Corporation, a business software company, from 1989 to 1999, where he rose to the position of Vice President of Finance. Mr. White holds a B.A. in Business Economics with honors from the University of California, Santa Barbara.

Kamaljit Anand has served as our Senior Vice President of Corporate Development and Strategy since October 2009. From April 2003 to October 2009, Mr. Anand served as our Senior Vice President of Marketing and Strategy, Vice President of Product Management and Vice President of Sales and Marketing. Prior to joining us, Mr. Anand served as Vice President of Business Development and International Sales at Atoga Systems, a technology company from 2001 to 2003; he co-founded and served as Vice President of Marketing for NetContinuum Inc., a computer and networking security company, from 1999 to 2001; and served as Vice President of Field Marketing for FORE Systems Inc., an internet switching equipment company, from 1998 to 1999. Mr. Anand also worked as a strategy consultant at McKinsey & Co. from 1995 to 1997. Mr. Anand holds a B.E. in Mechanical Engineering and a B.S. in Computer Science from Birla Institute of Technology & Science, Pilani, India, an M.B.A. from The Wharton School of the University of Pennsylvania, and an M.S. in Computer Science from the University of Southern California.

Richard Mosher has served as our Vice President and General Counsel since November 2009. From November 2007 to November 2009, Mr. Mosher served as Vice President and General Counsel for Ingres Corporation, an open source database company formed by a divestiture from CA, Inc. Prior to working at Ingres, from June 2006 until November 2007, Mr. Mosher served as Vice President and General Counsel of SNOCAP, Inc., a digital music licensing company. From 2000 to February 2006, Mr. Mosher was Vice President and General Counsel for Intellisync Corporation (formerly known as Pumatech, Inc.), a mobile device software company, through the acquisition of Intellisync by Nokia Corporation. Mr. Mosher worked from February 2006 through June 2006 with Nokia Corporation, a technology company, following its acquisition of Intellisync. Mr. Mosher holds a B.A. in Political Science from the University of California, San Diego and a J.D. from the University of the Pacific.

Larry Vaughan has served as our Senior Vice President of Worldwide Sales, Services & Support since April 2011. From June 2007 to April 2011, Mr. Vaughan served as Vice President of Sales & Services for the Worldwide Growth and Emerging Markets for BMC Software, Inc., a software vendor, after serving as Vice President of World Wide Field Operations for BMC Software from November 2006 to May 2007. From May

2004 to May 2005, he served as Vice President of Worldwide Sales Operations, and from April 2005 to October 2006, he served as Executive Vice President of World Wide Sales & Services, for Enterasys Networks until it was acquired in a going-private transaction. Mr. Vaughan previously held a number of sales, sales management and executive sales management position with Symbol Technologies, Novel, Bay Networks, Unisys Corporation, and IBM. Mr. Vaughan holds a B.A. in Business Administration from Western Michigan University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2011 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 17,321,424 shares of common stock outstanding at April 15, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 15, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Meru Networks, Inc., 894 Ross Drive, Sunnyvale, CA 94089.

Directors and Named Executive Officers:	Shares Beneficially Owned (1)	Percentage
Ihab Abu-Hakima (2)	519,106	2.9%
Vaduvur Bharghavan (3)	270,490	1.5%
Brett White (4)	97,309	*
Kamaljit Anand (5)	60,177	*
Richard Mosher (6)	51,922	*
Harold Copperman (7)	42,577	*
Thomas Erickson (8)	1,921,263	10.8%
Stanley Meresman (9)	23,921	*
Nicholas Mitsakos (10)	37,693	*
Barry Newman (11)	2,156,800	12.1%
William Quigley (12)	2,483,006	13.9%
All executive officers and directors as a group, 11 persons (13)	7,664,264	38.6%

Other 5% Stockholders:
Entities affiliated with Clearstone Venture Partners (12)	2,468,941	13.9%
Entities affiliated with Fidelity (14)	2,408,104	13.9%
Entities affiliated with NeoCarta Ventures (11)	2,143,300	12.0%
Bluestream Ventures (8)	1,907,763	10.7%
Entities affiliated with D. E. Shaw & Company (15)	1,765,454	10.0%
Entities affiliated with Tenaya Capital (16)	1,129,657	6.5%
Entities affiliated with Vision Capital Advisors (17)	1,095,316	6.3%
Entities affiliated with Gilder Gagnon Howe & Company (18)	970,959	5.6%

*	Less than one percent.
(1)

Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options and warrants to purchase shares of common stock exercisable within 60 days. Unless otherwise noted, shares are owned of record and beneficially by the named person.
(2)

Consists of 10,900 shares of common stock and 508,206 shares subject to options which are immediately exercisable, 283,494 of which are subject to our right of repurchase on June 14, 2011, such right which lapses over time.

(3)	Includes 270,490 shares subject to options which are immediately exercisable, 141,025 of which are subject to our right of repurchase on June 14, 2011, which right lapses over time.
(4)	Consists of 97,309 shares subject to options which are immediately exercisable, 78,720 of which are subject to our right of repurchase on June 14, 2011, such right which lapses over time.
(5)	Consists of 60,177 shares subject to options which are immediately exercisable, 43,190 of which are subject to our right of repurchase on June 14, 2011, which right lapses over time.
(6)	Consists of 51,922 shares subject to options which are immediately exercisable, 37,261 of which are subject to our right of repurchase on June 14, 2011, which right lapses over time.
(7)

Consists of 3,924 shares of common stock. Also includes 38,653 shares subject to options which are immediately exercisable, 18,506 of which are subject to our right of repurchase on June 14, 2011, such right which lapses over time.

(8)

Includes, solely with respect to Mr. Erickson, 3,500 shares of common stock and an option to purchase 10,000 shares of our common stock which is immediately exercisable. Based on a Schedule 13G filed March 2, 2011. Consists of 1,907,763 shares held by Bluestream Ventures, L.P. Mr. Erickson shares voting and dispositive power over these shares with Raj Gollamundi and Constance Paiement. Each of Messrs. Erickson and Gollamundi and Ms. Paiement disclaim beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address of Bluestream Ventures is 221 East Myrtle Street, Stillwater, MN 55082.

(9)	Consists of 8,281 shares of common stock, and 15,640 shares of options which are exercisable within 60 days of April 15, 2011.
(10)

Consists of 3,500 shares of common stock and 34,193 shares subject to options which are immediately exercisable, 10,177 of which are subject to our right of repurchase on June 14, 2011, which right lapses over time.

(11)

Includes, solely with respect to Mr. Newman, 3,500 shares of common stock and an option to purchase 10,000 shares of our common stock, which is immediately exercisable. Based on a Schedule 13G filed March 2, 2011. Consists of (i) 1,928,980 shares of Common Stock beneficially owned by NeoCarta Ventures, L.P. and (ii) 214,320 shares of Common Stock beneficially owned by NeoCarta Scout Fund, L.L.C. Mr. Newman shares voting and dispositive power over these shares with Tony Pantuso, D. Jarrett Collins and Thomas Naughton. Each of Messrs. Newman, Pantuso, Collins and Naughton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Newman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of NeoCarta Ventures is 204 E. 2nd Ave., #428, San Mateo, CA 94401.

(12)

Includes, solely with respect to Mr. Quigley, 4,065 shares of common stock and an option to purchase 10,000 shares of our common stock, which is immediately exercisable. Based on a Schedule 13G filed March 3, 2011. Consists of (i) 2,263,057 shares of Common Stock beneficially owned by Clearstone Venture Partners II-A, L.P., (ii) 76,847 shares of Common Stock beneficially owned by Clearstone Venture Partners II-B, L.P., and (iii) 129,037 shares of Common Stock beneficially owned by Clearstone Venture Partners II-C, L.P. Mr. Quigley shares voting and dispositive power over these shares with William Elkus, Jim Armstrong, Erik Lassila, Bill Gross and the board of directors of Idealab Holdings, LLC (“Idealab”). Each of Messrs. Quigley, Elkus, Armstrong, Lassila, Gross disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The board of directors of Idealab consists of Bill Gross, Allen Morgan, Howard Morgan, Harold F. Enright, Jr., Robert Kavner and Jack Rivkin. Idealab and each such additional individual disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The address of Clearstone Venture Partners is 1351 4th Street, 4th Floor, Santa Monica, CA 90401. The address of Idealab and each such additional individual is 130 W. Union Street, Pasadena, CA 91103.

(13)

Consists of 6,520,004 shares beneficially held by Bluestream Ventures, L.P. entities affiliated with NeoCarta Ventures and entities affiliated with Clearstone Ventures. Also includes an aggregate of 37,670 shares of common stock held individually by directors and officers and options to purchase 1,106,590 shares of the Company’s common stock which are immediately exercisable, 612,373 of which are subject to our right of repurchase on June 14, 2011, which right lapses over time.

(14)

Based on a Schedule 13G/A filed February 14, 2011. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Fidelity”), is the beneficial owner of 1,654,956 shares of our Common Stock. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 9,660 shares of our Common Stock. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 743,488 shares of our Common. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with the Fidelity’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity’s Boards of Trustees. The address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109.

(15)

Based on a Schedule 13G/A filed February 14, 2011. Consists of (i) 176,976 shares that Laminar Direct Capital, L.L.C. has the right to acquire upon exercise of Class A warrants to purchase our Common Stock, (ii) 176,976 shares that Laminar Direct Capital, L.L.C. has the right to acquire upon exercise of Class B warrants to purchase our Common Stock, (iii) 952,018 shares in the name of D. E. Shaw Composite Side Pocket Series 5, L.L.C., and (iv) 459,484 shares in the name of D. E. Shaw Composite Fund, L.L.C. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of Laminar Direct Capital, L.L.C. and the investment adviser of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and D. E. Shaw Composite Fund, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and the managing member of D. E. Shaw Composite Fund, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares beneficially owned described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 1,765,454 shares. The address of D. E. Shaw & Company is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(16)

Based on a Schedule 13G filed March 16, 2011, 2011. Consists of (i) 363,761 shares of Common Stock and 74,486 shares of Common stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV, LP (“Tenaya IV”), (ii) 292,862 shares of Common Stock and 59,970 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV-P, LP (“Tenaya IV-P”) and (iii) 281,030 shares of Common Stock and 57,548 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV-C, LP (“Tenaya IV-C”). Tenaya Capital IV Annex GP, LLC (“Tenaya Annex”) is the sole general partner of Tenaya IV. As such, Tenaya Annex possesses power to direct the voting and disposition of the shares owned by Tenaya IV and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV. Tenaya Annex owns no shares of our Common Stock directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV

GP, LP which serves as the sole general partner of Tenaya IV-P and Tenaya IV-C. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya IV-P and Tenaya IV-C and may be deemed to have indirect beneficial ownership of the shares held by Tenaya IV-P and Tenaya IV-C. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no shares of our Common Stock directly. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Annex and Tenaya Capital IV GP, LLC. As such, Messrs. Banahan, Boyer, Gollmer, Melton and Paul share power to direct the voting and disposition of the shares owned by Tenaya IV, Tenaya IV-P and Tenaya IV-C and may be deemed to have indirect beneficial ownership of the shares held by Tenaya IV, Tenaya IV-P and Tenaya IV-C. Messrs. Banahan, Boyer, Gollmer, Melton and Paul own no shares of our Common Stock directly. The address of Tenaya Capital is 2965 Woodside Road, Suite A, Woodside, CA 94062.

(17)

Based on a Schedule 13G/A filed February 14, 2011. Consists of 1,095,316 shares of Common Stock issuable within 60 days through the exercise or conversion of derivative securities beneficially owned by Vision Opportunity Master Fund, Ltd. (the “Master Fund”). The Master Fund is a private investment vehicle engaged in investing and trading in a wide variety of securities and financial instruments for its own account. Adam Benowitz and Vision Capital Advisors, LLC (the “Investment Manager”) may be deemed to share with the Master Fund voting and dispositive power with respect to such shares. Each of the Master Fund, Mr. Benowitz, and the Investment Manager disclaims beneficial ownership with respect to any shares other than those beneficially owned directly by such Filer. The address of the Master Fund is c/o Ogier Fiduciary Services (Cayman) Limited, P.O. Box 1234, 113 South Church Street, Queensgate House, Grand Cayman KY1-1108, Cayman Islands. The address of the Investment Manager is 20 West 55th Street, 5th Floor, New York, NY 10019.

(18)

Based on a Schedule 13G/A filed February 14, 2011. Consists of 903,535 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 49,038 shares held in accounts owned by the partners of Gilder, Gagnon, Howe & Co. LLC and their families, and 18,386 shares held in the account of the profit-sharing plan of Gilder, Gagnon, Howe & Co. LLC. The address of Gilder, Gagnon, Howe & Company is 3 Columbus Circle, 26th Floor, New York, NY 10019.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Executive Summary

We completed our initial public offering in April 2010. Becoming a public company affected our compensation philosophy, strategy and programs for our employees, including our named executive officers. Our compensation committee set the compensation of our named executive officers, with the assistance of a compensation consultant described in more detail below, based on their ability to achieve annual operational objectives that further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner.

Our 2010 Compensation highlights include:

•

Engagement of a compensation consultant to provide market data and analysis to the compensation committee to aid in the establishment of the total compensation program for named executive officers and our employees;

•	Refinement of a “Peer Group” of companies against which the compensation committee was able to assess the competitiveness of the executive compensation program;

•

Adoption of an executive bonus plan and executive sales bonus plan with challenging but achievable revenue and operating profit targets based on the review of our operating plan, assessment of our industry and general economic environment; and

•	Successful achievement and exceedance of both revenue and operating profit targets.

Compensation Philosophy and Objectives

Our compensation program for named executive officers is designed to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve our business strategy. We specifically designed our compensation program to reward the achievement of specific annual, long-term and strategic goals, and to align our executives’ interests with those of our stockholders by improving stockholder value. To that end, we have established a compensation philosophy which believes executive compensation packages provided to our named executive officers should adhere to the following objectives:

•	Named executives officers should be rewarded for achieving financial and operating performance in support of our business strategy and leadership excellence;

•

Compensation of named executive officers should be aligned with the interests of our stockholders by providing the named executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discouraging behavior that leads to excessive risk taking;

•

A portion of the compensation should be at risk; provided such risk does not lead to excessive risk taking by the named executive officers and should vary based on our financial and operating performance as well as the named executive officers’ level of responsibility; and

•

Compensation of named executive officers should be competitive with market practice to enable us to attract, motivate, and retain such high-caliber named executive officers, as well as remain flexible in order to respond to changes in competitive trends.

Role of the Compensation Committee and Management

Our compensation committee has the responsibility of formulating, evaluating and determining the compensation of our executive officers, including our named executive officers. The compensation committee consults with our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans. Our management team typically makes assessments and recommendations to the compensation committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of named executive officers based upon an assessment of certain factors. The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted named executive officers. The compensation committee has the ultimate responsibility of formulating, evaluating and determining the compensation of our named executive officers, including the compensation of our Chief Executive Officer. Accordingly, in addition to the information regarding executive compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group (described below), the compensation committee also takes into account each of the following individual factors (which are provided to the compensation committee by our management team) when determining the compensation for our executive officers:

•	Individual performance;

•	Performance of our business;

•	Retention risks;

•	Recommendations on the design and structure of quarterly incentive and long-term equity incentive compensation;

•	Information on recruiting and hiring trends and key employment statistics;

•	Recommendations from compensation consultant and management on the amount and form of compensation to be paid to all executive officers, including the Chief Executive Officer;

•	Strategic importance of the position;

•	Scarcity in the market of the individual’s skills and talents;

•	Expected future contributions;

•	Historical compensation; and

•	Other information as requested by the compensation committee.

Our Chief Executive Officer generally attends the compensation committee meetings. However, at each meeting in which executive compensation is on the agenda, the compensation committee holds an executive session without management present. Our Chief Executive Officer is not present during the deliberation of, and voting on, his compensation.

Competitive Market Data and Use of Compensation Consultants

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies. In late 2009, the compensation committee engaged Compensia to advise on compensation for our executive officers and employees.

In 2010, Compensia provided the following services to our compensation committee:

•	Assisting in the selection of the Peer Group and applicable benchmarks;

•	Providing compensation survey data;

•	Assisting the compensation committee in interpreting compensation data;

•	Reviewing our management’s compensation recommendations; and

•	Advising on the reasonableness and effectiveness of our executive officer compensation levels and programs for all executives.

In 2009, prior to our IPO, Compensia recommended a peer group of companies (referred to as the “Peer Group”) against which it assessed the competitiveness of the executive compensation program. The companies comprising the Peer Group were selected on the basis of their similarity to our company in size (as determined by revenue and market capitalization) and product or service similarity. Compensation data for the Peer Group companies was gathered from publicly available information and from Compensia’s proprietary compensation databases. This Peer Group was approved by both the compensation committee and our board of directors and consisted of the following publicly-traded companies:

•	Acme Packet

•	Airvana

•	Adaptec

•	ArcSight

•	Aruba Networks

•	Compellent Technologies

•	Echelon

•	Isilon Systems

•	Network Equipment Tech

•	Neutral Tandem

•	Occam Networks

•	OPNET Technologies

•	PCTEL

•	ShoreTel

•	Smith Micro Software

•	Sourcefire

•	Sycamore Networks

•	VASCO Data Security

Our compensation committee consulted with Compensia in 2010 to ensure the Peer Group was appropriate for 2010, and will continue to periodically review and update the Peer Group as needed. Total compensation was not targeted or benchmarked to any particular percentile of compensation paid by other Peer Group companies, but rather the compensation committee considered Peer Group compensation as a factor in making its compensation decisions, and considered market data a useful reference point to take into account to ensure that named executive officer total compensation is competitive with the Peer Group and sufficient to recruit and retain qualified executives. In addition, with the assistance of Compensia, the compensation committee also considered the following factors:

•	the performance of our company and the individual executive officer;

•	the criticality of the executive officer to our company;

•	the competitiveness of the market for that position;

•	our company’s compensation philosophy (including short-term and long-term strategic objectives); and

•	the economic and business conditions of the overall market.

Compensia serves at the sole discretion of our compensation committee and did not provide any other services to us in 2010.

Elements of Compensation

In 2010, the three main elements to our compensation program for named executive officers were:

•	base salary;

•	cash bonus incentive plans; and

•	long-term equity compensation in the form of stock options.

In addition, we offer our executive officers additional benefits including a 401(k) plan and health benefits on the same terms as other employees. We have also entered into severance and change of control arrangements with our named executive officers. The compensation committee does not consider these benefits when making its determinations about other elements of our executive compensation program.

Base Salary

We pay each named executive officer a base salary based on the experience, skills, knowledge and responsibilities required of such executive officer. Base salaries are initially set when a named executive officer joins us, and they represent, along with the factors described below, the amounts that we believe are necessary to attract and retain such executive officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to our company.

The base salaries of our named executive officers were initially set at the time they joined us based on the following:

•	nature and responsibility of the position and the base salary at the executive’s former position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services based on the substantive judgment of the board of directors; and

•	recommendations of the Chief Executive Officer and Chief Financial Officer, except in the case of their own compensation.

Adjustments are made to the base salaries of our named executive officers based on periodic evaluations that take into account the factors listed above and overall company performance (without any reference to a specific goal). In 2010 we did not make any adjustments to the base salaries of our named executive officers as the board of directors believed the base salary levels were sufficient to satisfy our compensation objectives.

Cash Bonus Incentive Plan

Our cash bonus incentive plan rewards our named executive officers for meeting and exceeding short-term goals, principally relating to the achievement of revenue targets and operational performance goals set by the compensation committee after consultation with the board of directors and Compensia. We believe establishing revenue targets and operational performance goals are effective measurements in assessing how well or how poorly we are performing from a financial and development standpoint, and providing specific compensation rewards encourages our named executive officers to perform at their highest potential. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals. We believe that this is important in aligning our named executive officers and employees and promoting teamwork among them.

On May 10, 2010, the compensation committee approved our 2010 Executive Officer Bonus Plan (the “2010 Bonus Plan”), which became effective immediately upon approval. Each named executive officer (with the exception of Mr. Cross, our former Senior Vice President of Worldwide Sales, Support and Services) was assigned a targeted bonus value, set as a percentage of his base salary for 2010. Mr. Cross did not participate in the 2010 Bonus Plan because he was on a separate commission plan. Each named executive officer had the ability to earn more or less than his targeted value based on the extent of achievement of the specified performance goals; however the total bonus amount available under the 2010 Bonus Plan was capped at 200% of the targeted bonus value. At the time compensation committee established the targets in the 2010 Bonus Plan, it believed the targets were challenging but achievable based on its review of our operating plan and its assessment of our industry and general economic environment.

The compensation committee identified revenue growth as a key measure of our progress towards profitability and increased utilization of our products. To incentivize our focus on revenue growth, the weighting under the 2010 Bonus Plan was such that 70% of any bonus payable was based on achieving certain annual revenue goals (the “Revenue Bonus”). In addition, 30% of any bonus payable under the 2010 Bonus Plan was tied to our operating profit for 2010 (the “Operating Profit Bonus”).

Under the 2010 Bonus Plan, no portion of the Revenue Bonus could be paid unless we met the minimum revenue target for 2010 of $72.378 million, which was 90% of our revenue target for 2010. Upon achievement of this minimum revenue target, each participant was eligible to receive a bonus award of 50% of their targeted Revenue Bonus. For achievement between 90% and 100% of the revenue target, each eligible participant was eligible to receive a bonus award increasing from 50% on a straight line basis according to the percentage of achievement up to 100%. For example, if we achieved the operating plan revenue target at a level of 95% of the target, the portion of the Revenue Bonus would be payable at a level of 75% of the targeted Revenue Bonus amount. Upon achievement of 100% of our revenue target for 2010 of $80.42 million, each participant was eligible to receive a bonus award of 100% of their targeted Revenue Bonus. If we exceeded the revenue target for 2010, the amount of Revenue Bonus would also increase on a straight line basis according to the percentage of achievement, up to a maximum of 200% of their targeted Revenue Bonus. For example, if we attained 105% of the revenue target, the amount of the Revenue Bonus would have been 105%. The revenue target of $80.42 million was established at a level that we believed to be achievable, but would have required better than expected performance by us and each of our named executive officers.

In addition, under the 2010 Bonus Plan, the compensation committee determined to apply a multiplier to the size of the Revenue Bonus if our revenue exceeded the revenue target of $80.42 million and the target operating profit of $1.756 million was achieved. The percentage of any revenue achievement in excess of 100% would be multiplied by five. For example, if we achieved 102% of the revenue target, the amount of the Revenue Bonus would be 110% of the target Revenue Bonus amount, provided that the target operating profit of $1.756 million was met.

Under the 2010 Bonus Plan, no portion of the Operating Profit Bonus could be paid to the eligible participants unless we achieved a minimum operating profit of $1.00. If we achieved the minimum operating profit, the amount of the Operating Profit Bonus was to be calculated on a straight line basis starting at 1% upon achievement of the minimum profit amount and up to 100% upon achievement of the target operating profit of $1.756 million. If our operating profit for 2010 exceeded the target operating profit, the Operating Profit Bonus would have also increased on a straight line basis according to the percentage of achievement. For example, if we attained 105% of the target operating profit, the amount of the Operating Profit Bonus would have been 105%. Under the 2010 Bonus Plan, our operating profit was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense.

During 2010, after the appropriate adjustments under the 2010 Bonus Plan were applied, we generated revenue of approximately $84.955 million, or 105.64% of our operating plan revenue target and we also exceeded our target operating profit. Accordingly, after giving effect to the multiplier, the participants received a bonus of 128.20% of their respective Revenue Bonus. Under the 2010 Bonus Plan, our operating profit was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. After the appropriate adjustments were applied, we achieved an operating profit amount of $2.943 million, or 168% of our target operating profit. Accordingly, the eligible participants received a bonus of 168% of their respective Operating Profit Bonus.

The target bonus established under the 2010 Bonus Plan for, and the amount received by, each named executive officer was as follows:

Name	Position	Target Percentage (%) of Base Salary	Target Bonus Amount (including Revenue Bonus and Operating Profit Bonus	Actual Bonus Received (including Revenue Bonus and Operating Profit Bonus
Ihab Abu-Hakima	President and CEO	75%	$262,500	$367,500

Brett White	Chief Financial Officer	50%	139,000	195,000

Dr. Vaduvur Bharghavan	Chief Technical Officer	45%	135,000	189,000

Kamaljit Anand	Senior Vice President of Corporate Development and Strategy	45%	111,150	195,000	(1)

Richard Mosher	Vice President and General Counsel	40%	94,000	127,650	(1)

(1)	Bonus plan payouts for Mr. Anand and Mr. Mosher reflect components tied to individual performance.

On June 15, 2010, the compensation committee approved a Sales Bonus Plan for Mr. Cross, our former Senior Vice President of Worldwide Sales, Service and Support, which became effective immediately upon approval. The Sales Bonus Plan offered Mr. Cross the opportunity to earn a cash bonus, set at 100% of his base salary, based on the achievement of specified annual performance targets for 2010. The total bonus amount available under the Sales Bonus Plan was capped at 200% of his target annual bonus. The Sales Bonus Plan consisted of four primary company-wide performance metrics: product shipments; gross margin; support revenue; and operating profit.

The primary component of the Sales Bonus Plan, or 75% of the overall bonus award, was tied to our product shipments for 2010 (the “Product Shipment Bonus”). In order for any of the Product Shipment Bonus to have been earned, product shipments must have achieved 75% of the annual target. Mr. Cross was eligible to earn 100% of the Product Shipment Bonus only if product shipments were at least 100% of the annual target. If our product shipments for 2010 exceeded 106% of the target product shipment amount, an accelerator would have been applied to calculate the total Product Shipment Bonus. The amount of the Product Shipment Bonus was subject to a reduction of 10%, if our gross margin performance fell below a specified target gross margin of 72.2%. At the time the compensation committee set each target in the Sales Bonus Plan, it believed the targets were challenging but achievable based on its review of our operating plan and its assessment of our industry and general economic environment.

In addition, 20% of the overall Sales Bonus was tied to our operating profit for 2010, under the same terms and conditions as the Operating Profit Bonus under the 2010 Bonus Plan. In addition, 5% of the overall Sales Bonus was only payable if our invoiced during 2010, 100% of the target support revenue, and no additional bonus amount would have been paid if the support revenue exceeded the target.

In order to incentivize both quarterly and annual performance, the compensation committee authorized the receipt by Mr. Cross of quarterly progress payments on the Product Shipment Bonus.

As indicated above, Mr. Cross terminated employment with us on October 28, 2010. Therefore, Mr. Cross was not eligible to receive any portion of the Sales Bonus tied to support revenue or operating profit. However, Mr. Cross received payments in the aggregate amount of $112,642 through the third quarter of 2010 for his achievement of product shipments, which was equal to approximately 92% of the target as measured on a year to date basis.

Long-Term Equity Compensation

The goal of our long-term, equity-based incentive awards is to provide each named executive officer with an incentive to manage our company from the perspective of an owner with an equity stake in the business. Our board of directors believes that long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through the use of stock-based awards. In addition, our board of directors also believes that having a meaningful equity ownership in our company assists us in retaining our key employees. Following our initial public offering, we provide our named executive officers with long-term equity compensation through our 2010 Stock Incentive Plan, pursuant to which we grant options to purchase shares of our common stock.

In February 2010, in connection with our initial public offering, the Board of Directors determined to grant our Chief Executive Officer an option to purchase 176,922 shares, our Chief Financial Officer an option to purchase 7,692 shares and each of our Chief Technology Officer and Senior Vice President, Worldwide Sales an option to purchase 34,614 shares. The board of directors did not formally benchmark its grant of these new equity awards. However, in determining to make these option grants, the board of directors took into account information prepared by Compensia, which indicated the level of total ownership of our named executive officers was below the 50th percentile of late-stage pre-IPO companies.

In setting the vesting schedule for the February 2010 grants, our board of directors determined that 50% of the total number of shares granted in February 2010 to these executives would vest in accordance with our standard time-based vesting provisions and 50% of the total number of shares would vest upon the achievement of certain performance targets, which we call the Performance Options. The board of directors decided to subject 50% of the total number of option shares to performance-based vesting due in part of its belief that performance should be a significant factor in our overall equity compensation program. The performance criteria for the vesting of the Performance Options requires a certain revenue per share target level be achieved by 2012. If the criteria are met, the Performance Options will vest in full on the date on which our independent public accounting firm issues its report on our consolidated financial statements for the fiscal year ending December 31, 2012. If our revenues per share for this period equal or exceed 92% of the target, the number of shares underlying the Performance Options that vest will be equal to (i) 50% of the total number of shares underlying the Performance Options, plus (ii) a number of additional shares of the remaining 50% of the shares underlying the Performance Options based linearly on the revenues per share achieved in excess of 92% of the target up to 100% of the target. If the target is not achieved at a level of 92%, no shares underlying the Performance Options will vest and the options will terminate.

In the event of a change of control prior to vesting or termination, the Performance Options will vest in full if certain gross proceeds to our stockholders are received. If the gross proceeds target is not obtained, a portion of the options will vest so long as the minimum gross proceeds target is obtained.

Although our compensation committee granted restricted stock units to non-executive employees, none of our named executive officers received any restricted stock units in 2010. The committee determined that the amount of equity granted in connection with our initial public offering in February 2010 was sufficient for each named executive officer.

Employee Benefits

We provide all of our employees with a broad range of benefits, including medical and dental insurance and the opportunity to participate in our 401(k) plan, which is open to all regular, full-time US employees. We do not provide any special perquisites or benefits for the named executive officers.

Severance and change of control arrangements.

In February 2010, our board of directors approved changes to our severance and change of control arrangements with our named executive officers. These changes were approved to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any named executive officer who incurs a termination of employment under certain circumstances following a change in control, the policy provides for severance payments in the event of termination without cause under circumstances not involving a change in control. These benefits are as more fully described in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change in Control” below.

Retirement Plans

Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

We do maintain a 401(k) plan that is tax-qualified for our employees, including its executive officers. We do not offer employer matching or other employer contribution to 401(k) plan.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of

the Board of Directors,

Harold Copperman

Stanley Meresman

Nicholas Mitsakos

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the fiscal year ended December 31, 2010, 2009 and 2008, as well as a person that would have been one of our three other most highly compensated executive officers but for the fact that he left us prior to the end of 2010. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers for services rendered to us in all capacities during 2010:

Name and Principal Position	Year	Salary	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Ihab Abu-Hakima	2010	$350,000	$1,401,222	$367,500	$—		$2,118,722
President and Chief Executive Officer	2009	350,000	1,001,559	68,750	—		1,420,309
	2008	350,000	112,749	24,330	—		487,079

Dr. Vaduvur Bharghavan	2010	300,000	274,143	189,000	—		763,143
Founder and Chief Technical Officer	2009	300,000	894,249	51,250	—		1,245,499
	2008	300,000	—	25,546			325,546

Brett White	2010	278,000	60,921	195,000	—		533,921
Chief Financial Officer	2009	278,000	429,239	49,325	36,675	(3)	793,239
	2008	274,330	342,031	22,992	—		639,353

Kamaljit Anand	2010	247,000	—	195,000	20,000	(4)	462,000
Senior Vice President of Corporate	2009	247,000	271,440	36,613	—		555,053
Development and Strategy	2008	247,000	56,375	36,210	—		339,585

Richard Mosher	2010	235,000	352,232	127,650	—		714,882
Vice President and General Counsel	2009	19,583	—	5,000	—		24,583
	2008	—	—	—	—		—

Glenn Cross (5)	2010	185,913	274,143	—	178,072	(6)	638,128
Senior Vice President, Worldwide Sales	2009	53,654	268,274	—	49,903	(7)	371,381
	2008	—	—	—	—		—

(1)

Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2010. See Note 12 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2010 for a discussion of all assumptions made in determining the grant date fair values. The number of stock options granted in 2010 to our named executive officers is shown in the “Grants of Plan Based Awards” table included below.

(2)

The amounts in this column represent total performance-based bonuses earned for service rendered during the years ended December 31, 2010 under the 2010 Bonus Plan. Under the 2010 Bonus Plan, each executive was eligible to receive a cash bonus based on achievement of certain corporate performance goals.

(3)	Bonuses earned by Mr. White in 2009 in addition to plan-based bonuses.
(4)	Bonus earned by Mr. Anand in 2010 in addition to plan-based bonuses.
(5)	Mr. Cross joined us in September 2009 and left us in October 2010.
(6)	Includes a $58,670 severance payment, $6,760 for accrued vacation and $112,642 for commission payments, all paid upon Mr. Cross’ termination of employment with us.
(7)	Commissions earned by Mr. Cross in 2009.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards to our named executive officers during 2010:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise Price of Options (2)	Grant Date Fair Value of Options (3)
Ihab Abu-Hakima	2/22/2010	176,922	$9.10	$1,401,222
Dr. Vaduvur Bharghavan	2/22/2010	34,614	9.10	274,143
Brett White	2/22/2010	7,692	9.10	60,921
Kamaljit Anand	—	—	—	—
Richard Mosher	1/11/2010	28,846	9.10	169,470
	2/22/2010	23,076	9.10	182,762
Glenn Cross	2/22/2010	34,614	9.10	274,143

(1)	See footnotes in the “Outstanding Equity Awards at Fiscal Year-End” below for a discussion of the vesting terms of these options.
(2)

Our common stock was not publicly traded until March 31, 2010, and the exercise price of the options was determined by our board of directors on the grant date based on its determination of the fair value of our common stock on such grant date.

(3)

Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2010. Please see Note 12 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2010 for a discussion of all assumptions made in determining the grant date fair values of the options we granted in fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain plan information of equity awards held by our named executive officers as of December 31, 2010:

Name	Number of Securities Underlying Unexercised Options – Exercisable (1)		Exercise Price of Options	Expiration Date of Options
Ihab Abu-Hakima	20,800	(2)	$1.30	April 15, 2015
	62,024	(2)	0.91	August 19, 2015
	34,615	(2)	1.17	October 26, 2016
	38,461	(3)	4.81	July 22, 2018
	215,384	(4)	7.80	September 24, 2019
	88,461	(5)	9.10	February 22, 2020
	88,461	(6)	9.10	February 22, 2020
Dr. Vaduvur Bharghavan	13,274	(2)	3.90	November 4, 2012
	100,309	(2)	0.91	August 19, 2015
	32,307	(2)	1.17	October 26, 2016
	192,307	(4)	7.80	September 24, 2019
	17,307	(5)	9.10	February 22, 2020
	17,307	(6)	10.10	February 22, 2020
Brett White	73,846	(7)	4.81	October 7, 2018
	92,307	(4)	7.80	September 24, 2019
	3,846	(5)	9.10	February 22, 2020
	3,846	(6)	9.10	February 22, 2020
Kamaljit Anand	6,811	(8)	4.81	July 22, 2018
	66,293	(4)	7.80	September 24, 2019
Richard Mosher	28,846	(9)	9.10	January 11, 2020
	11,538	(10)	9.10	February 22, 2020
	11,538	(6)	9.10	February 22, 2020
Glenn Cross	—		—	—

(1)

Unless otherwise noted, all option grants prior to the company’s initial public offering on March 31, 2010 may be exercised pursuant to a restricted stock purchase agreement prior to vesting; any shares purchased prior to vesting are subject to a right of repurchase in our favor in the event the individual ceases to provide services for any reason which right lapses in accordance with the vesting schedule of the option.

(2)	Fully vested.
(3)	Option vests monthly beginning on August 7, 2008 and will be fully vested on July 7, 2012.
(4)	Option vests monthly beginning on October 24, 2009 and will be fully vested on September 24, 2013.
(5)	Option vests monthly beginning on March 11, 2010 and will be fully vested on February 11, 2014.
(6)	Option will be fully vested on February 11, 2013, subject to the achievement of certain performance criteria.
(7)	Option vests monthly beginning on July 1, 2008 and will be fully vested on June 1, 2012.
(8)	Option vested as 25% of the shares of common stock underlying it on January 7, 2009, and as to 1/48th of the underlying shares monthly thereafter until fully vested on January 7, 2012.
(9)	Option vested as 25% of the shares of common stock underlying it on November 30, 2010, and as to 1/48th of the underlying shares monthly thereafter until fully vested on November 30, 2013.
(10)	Option vested as 25% of the shares of common stock underlying it on February 11, 2011, and as to 1/48th of the underlying shares monthly thereafter until fully vested on February 11, 2014.

Option Exercises and Stock Vested in 2010

The following table shows the number of options exercised by our named executive officers during the fiscal year ended December 31, 2010:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Ihab Abu-Hakima	63,900	$869,817
Dr. Vaduvur Bharghavan	35,410	504,754
Brett White	—	—
Kamaljit Anand	22,433	179,227
Richard Mosher	—	—
Glenn Cross	18,506	130,188

Potential Payments Upon Termination or Change of Control

Our named executive officers are entitled to the benefits and payments described below in the event their employment with us is terminated involving certain circumstances.

Severance Arrangements

Upon a termination of a named executive officer by us other than for cause at any time, such named executive officer is entitled to:

•	the payment of accrued salary and vacation;

•	continuation payments of the named executive officer’s then-current base salary for 12 months (Mr. Abu-Hakima), nine months (Mr. White) or six months (Dr. Bharghavan, Mr. Anand and Mr. Mosher); and

•

either (a) continuation of the company’s health insurance benefits until the earlier of: (i) the end of 12 months (Mr. Abu-Hakima), nine months (Mr. White) or six months (Dr. Bharghavan, Mr. Anand and Mr. Mosher) or (ii) the date the executive or executive’s eligible dependents become covered under another employer group health plan; or (b) company-paid premiums for COBRA continuation coverage for up to 12 months (Mr. Abu-Hakima), nine months (Mr. White) or six months (Dr. Bharghavan, Mr. Anand and Mr. Mosher) after the date of termination.

Change of Control Arrangements

Upon a change of control, all Performance Options held by our named executive officers will immediately vest and become exercisable.

Upon a termination of a named executive officer by us other than for cause within three months before or twelve months following a change of control, our named executive officers are entitled to:

•	the payment of accrued salary and vacation;

•

immediate acceleration of all unvested equity compensation to the extent such options are outstanding and vest based solely on services to the company over time. Options that vest based on company performance or other metrics beyond time-based service will not accelerate unless such acceleration is set forth in the option agreement governing such option;

•	continuation payments of the named executive officer’s then-current base salary for 12 months (Mr. Abu-Hakima), nine months (Mr. White) or six months (Dr. Bharghavan, Mr. Anand and Mr. Mosher); and

•

either (a) continuation of the company’s health insurance benefits until the earlier of: (i) the end of 12 months (Mr. Abu-Hakima), nine months (Mr. White) or six months (Dr. Bharghavan, Mr. Anand and Mr. Mosher) or (ii) the date the executive or executive’s eligible dependents become covered under another employer group health plan; or (b) company-paid premiums for COBRA continuation coverage for up to 12 months (Mr. Abu-Hakima), nine months (Mr. White) or six months (Dr. Bharghavan, Mr. Anand and Mr. Mosher) after the date of termination.

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a termination of employment qualifying for severance benefits or upon a change in control, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2010 or in the event that a change in control of our company occurred on December 31, 2010, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, or (iii) acceleration of vesting of any outstanding Performance Options.

	Termination Without Cause (No Change in Control)	Termination Without Cause (Within three months before or twelve months after Change in Control)
Ihab Abu-Hakima
Cash Severance	$350,000	$350,000
Continued Health Benefits (1)	15,414	15,414
Acceleration of Stock Options (2)	—	1,732,486

Total	$365,414	$2,097,900

Dr. Vaduvur Bharghavan
Cash Severance	$150,000	$150,000
Continued Health Benefits (1)	7,203	7,203
Acceleration of Stock Options (2)	—	1,094,052

Total	$157,203	$1,251,255

Brett White
Cash Severance	$208,500	$208,500
Continued Health Benefits (1)	11,308	11,308
Acceleration of Stock Options (2)	—	801,710

Total	$219,808	$1,021,518

Kamaljit Anand
Cash Severance	$123,500	$123,500
Continued Health Benefits (1)	7,203	7,203
Acceleration of Stock Options (2)	—	417,949

Total	$130,703	$548,652

Richard Mosher
Cash Severance	$117,500	$117,500
Continued Health Benefits (1)	7,203	7,203
Acceleration of Stock Options (2)	—	205,861

Total	$124,703	$330,564

(1)

Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2010) for the maximum period available to the named executive officer.

(2)

The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the estimated fair market value of a share of our common stock on December 31, 2010, which was $15.42, and the per share exercise price of the accelerated option.

Risks from Compensation Policies and Practices

The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

Accounting and Tax Implications of Our Compensation Policies

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Because of the limitations of Internal Revenue Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Code Section 162(m). In addition, while neither the compensation committee nor board of directors has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, we determined that compensation paid in 2010, as well as any gain from options granted in 2010 will be fully diluted, and the compensation committee intends to consider tax deductibility under Code Section 162(m) as a factor in its future compensation decisions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Meru Networks under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The audit committee of the board of directors is composed of Mr. Meresman, who is the chair of the audit committee, and Messrs. Erickson and Newman, each of whom the board of directors has determined is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. The board of directors has determined that Mr. Meresman is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act.

As members of the audit committee for 2010, we assist the board of directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of the company and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements. The audit committee met eight times during 2010, including meetings with our independent registered public accounting firm to review our quarterly and annual consolidated financial statements and the scope and results of their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Burr Pilger Mayer, Inc., our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charges With Governance), as adopted by the PCAOB in Rule 3200T. Our independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526 of PCAOB, and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 11, 2011.

In addition, the Audit Committee selected Burr Pilger Mayer, Inc. as our independent registered public accounting firm for our fiscal year ending December 31, 2011 and is seeking ratification of such selection by our stockholders.

Submitted by the Audit Committee of

the Board of Directors,

Stanley Meresman

Thomas Erickson

Barry Newman

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director arrangements discussed above under “Election of Directors—Director Compensation” and “Executive Compensation,” below is a description of transactions since January 1, 2010 to which we have been a party, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted some of our executive officers and directors equity-based awards. See the related descriptions in this proxy statement under the captions “Election of Directors—Director Compensation” and “Executive Compensation.”

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation—Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered or will enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charters of our nominating and corporate governance committee and our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our audit committee. These committees have not adopted policies or procedures for review of, or standards for approval of, these transactions.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2012 annual meeting of stockholders, a stockholder’s notice must be received by us between February 9, 2012 and March 10, 2012. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089.

If the date of the 2012 annual meeting is more than 30 days before or after the anniversary date of the 2011 annual meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2012 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2012 annual meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than December 31, 2011 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2012 annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then-current bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2010.

DIRECTOR ATTENDANCE OF ANNUAL MEETINGS

We encourage directors to attend our annual meetings of stockholders but do not require attendance. We did not have an annual meeting of stockholders in 2010.

COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate with the board by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089. Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for board consideration. In particular, the board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2011 annual meeting of stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Brett White
Chief Financial Officer and Secretary

May 2, 2011

ANNEX A

MERU NETWORKS, INC.

2010 STOCK INCENTIVE PLAN

(Adopted on March 11, 2010 and amended on                     , 2011)

- i -

- ii -

- iii -

MERU NETWORKS, INC.

2010 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on March 11, 2010, and shall be effective immediately prior to the closing of the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Effective Date”). The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights. All references to a specific number of shares herein give effect to the Company’s 1-for-13 reverse stock split effective on March 11, 2010.

SECTION 2. DEFINITIONS.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Change in Control” shall mean the occurrence of any of the following events:

(i)	A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A) Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii)

Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (d)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (d)(ii)) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the initial offering of Stock to the public.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(g) “Company” shall mean Meru Networks, Inc., a Delaware corporation.

(h) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(i) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(l) “Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; and

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(m) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(n) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(o) “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(p) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(q) “Optionee” shall mean an individual or estate who holds an Option or SAR.

(r) “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(s) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(t) “Participant” shall mean an individual or estate who holds an Award.

(u) “Plan” shall mean this 2010 Stock Incentive Plan of Meru Networks, Inc., as amended from time to time.

(v) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(w) “Restricted Share” shall mean a Share awarded under the Plan.

(x) “Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

(y) “SAR” shall mean a stock appreciation right granted under the Plan.

(z) “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

(aa) “Service” shall mean service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Stock Option Agreement, SAR Agreement, Restricted Share Agreement or Stock Unit Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(bb) “Share” shall mean one share of Stock, as adjusted in accordance with Section  11 (if applicable).

(cc) “Stock” shall mean the Common Stock of the Company.

(dd) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to such Option.

(ee) “Stock Unit” shall mean a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Stock Unit Agreement.

(ff) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(gg) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(hh) “Total and Permanent Disability” shall mean any permanent and total disability as defined by section 22(e)(3) of the Code.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Board or a Committee appointed by the Board. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing (including via email) by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)	To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Offerees and Optionees;

(vii)	To determine the number of Shares to be made subject to each Award;

(viii)

To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

(ix)	To amend any outstanding Award agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xv)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. Only common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

(e) Qualifying Annual Award Section 162(m) Limitation. No Participant will be eligible to receive more than 250,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or any Parent or Subsidiary (including new Employees who are also officers or directors of the Company or any Parent or Subsidiary) are eligible to receive up to a maximum of 500,000 Shares in the calendar year in which they commence employment.

SECTION 5. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 2,546,154 Shares, plus (x) any Shares subject to outstanding options or forfeiture restrictions under the Company’s 2002 Stock Incentive Plan (the “Predecessor Plan”) on the effective date of this Plan that are subsequently forfeited or terminated for any reason before being exercised, such number of additional Shares not to exceed an aggregate of 2,000,000 Shares, and (y) an annual increase on the first day of each fiscal year beginning in 2011 and ending in 2020, in an amount equal to the lesser of (i) 4% of the outstanding Shares on the last day of the immediately preceding year or (ii) an amount determined by the Board and (z) any reserved shares not issued or subject to outstanding grants under the Predecessor Plan on the effective date of this Plan. No more than 10,000,000 Shares may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 5(b). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then any Shares subject to the Award shall again become available for Awards under the Plan. Only the number of Shares (if any) actually issued in settlement of Awards shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan. Any Shares withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again become available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares of thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in 4(c), and the Exercise Price of an NSO shall not be less 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(c)). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.

(i) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

(b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Promissory Note. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(g) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(h) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price, or in return for the grant of a different Award for the same or a different number of Shares. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (b) authorize an Optionee to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock

Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11. ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)	The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii)	The limitations set forth in Sections 5(a) and (b);

(iii)	The number of Shares covered by each outstanding Option and SAR;

(iv)	The Exercise Price under each outstanding Option and SAR; and

(v)	The number of Stock Units included in any prior Award which has not yet been settled.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A of the Code, such agreement shall provide for:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v)	Settlement of the intrinsic value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

(d) Reservation of Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the occurrence of such event.

SECTION 12. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A of the Code, the Committee (in its sole discretion) may permit or require a Participant to:

(i)

Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)

Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

SECTION 13. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 14. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 14 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Section 14 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 16. WITHHOLDING TAXES.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the minimum legally required tax withholding.

SECTION 17. OTHER PROVISIONS APPLICABLE TO AWARDS.

(a) Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 17(a) shall be void and unenforceable against the Company.

(b) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution or replacement of stock options, stock appreciation rights, stock units or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). Notwithstanding any provision of the Plan (other than the maximum number of Shares that may be issued under the Plan), the terms of such assumed, substituted or replaced Awards shall be as the Committee, in its discretion, determines is appropriate.

(c) Qualifying Performance Criteria. The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals; provided, however, that where any Award is intended to qualify for exemption from the deduction limitation of Section 162(m) of the Code as “qualified performance-based compensation,” the following conditions shall apply:

(i) The amount potentially available under an Award shall be subject to the attainment of pre-established, objective performance goals relating to a specified period of service based on one or more of the following performance criteria: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment shares, (q) costs, (r) expenses, (s) regulatory body approval for commercialization of a product, or (t) implementation or completion of critical projects (“Qualifying Performance Criteria”), any of which may be measured either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee in the Award;

(ii) The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, in each case within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code;

(iii) The Committee shall establish the applicable performance goals in writing and an objective method for determining the Award earned by a Participant if the goals are attained, while the outcome is substantially uncertain and not later than the 90th day of the performance period (but in no event after 25%

of the period of service with respect to which the performance goals relate has elapsed), and shall determine and certify in writing, for each Participant, the extent to which the performance goals have been met prior to payment or vesting of the Award; and

(iv) The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of the pre-established performance goals to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

SECTION 18. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 19. DURATION AND AMENDMENTS.

(a) Right to Amend or Terminate the Plan. The Board of Directors may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(b) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

(c) Plan Term Applicable to ISOs. ISOs may only be granted within ten years from the date the Plan was adopted by the Board of Directors.

[Remainder of this page intentionally left blank]

SECTION 20. EXECUTION.

To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

MERU NETWORKS, INC.

By

Name

Title

96827

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

OR

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card

and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the

named proxies to vote your shares in the same

manner as if you marked, signed and returned your

proxy card.

INTERNET

http://www.proxyvoting.com/meru

Use the Internet to vote your proxy.

Have your proxy card in hand when

you access the web site.

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote

your proxy. Have your proxy card in

hand when you call.

MERU NETWORKS, INC.

Mark Here for

Address Change

or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a 4(c)

promulgated under the Securities Exchange Act of 1934, as amended.

Please mark your votes as

indicated in this example X

FOR

ALL

Nominees:

WITHHOLD

FOR ALL

*EXCEPTIOTHE BOARD OF DIRECTORS RECOMMENDS YOU NS

VOTE FOR THE FOLLOWING:

01 Ihab Abu-Hakima

02 Dr. Vaduvur Bharghavan

03 Harold Copperman

04 Thomas Erickson

05 Stanley Meresman

06 Nicholas Mitsakos

07 Barry Newman

08 William Quigley

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the

“Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

2. APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON

OUR EXECUTIVE COMPENSATION.

1 YEAR 2 YEARS 3 YEARS ABSTAIN

FOR AGAINST ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BELOW. WHEN NO CHOICE IS INDICATED, THIS

PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN ITEM NO. 1, FOR PROPOSAL NOS. 2, 4, 5 AND 6 AND

FOR A THREE YEAR FREQUENCY WITH RESPECT TO PROPOSAL NO. 3.

1. ELECTION OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE

FOLLOWING:

3. APPROVAL OF THE NON-BINDING ADVISORY

RESOLUTION ON THE FREQUENCY OF HOLDING AN

ADVISORY VOTE ON EXECUTIVE COMPENSATION.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR

A THREE YEAR FREQUENCY:

4. RATIFICATION OF BURR PILGER MAYER, INC. AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

5. APPROVAL OF AN AMENDMENT TO OUR 2010 STOCK INCENTIVE

PLAN TO ADD AN ADDITIONAL 700,000 SHARES TO THE NUMBER

OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

UNDER OUR 2010 STOCK INCENTIVE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE

FOLLOWING: FOR AGAINST ABSTAIN

6. APPROVAL OF INTERNAL REVENUE CODE SECTION 162(M) LIMITS

IN THE 2010 STOCK INCENTIVE PLAN, INCLUDING THE PROPOSED

“QUALIFYING ANNUAL AWARD SECTION 162(M) LIMITATION”

AMENDMENT TO SUCH PLAN.

96827

You can now access your Meru Networks, Inc. account online.

Access your Meru Networks, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Meru Networks, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Meru Networks, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the Board of Directors of Meru Networks, Inc.

The undersigned hereby appoints Brett White and Richard Mosher, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side,

all shares of common stock, $0.0005 par value per share, of Meru Networks, Inc. held of record by the undersigned on April 15, 2011, at the Annual Meeting of Stockholders to be held at 894 Ross Drive, Sunnyvale, California,

on Wednesday, June 8, 2011 at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO

COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE SO THAT

YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

(Continued and to be marked, dated and signed, on the other side)